UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2020

Black Creek Industrial REIT IV Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-56032	47-1592886
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement

Incentive Distributions Pursuant to BTC I Partnership Agreement

As disclosed in the Current Report on Form 8-K filed by Black Creek Industrial REIT IV Inc. (the “Company,” “we,” “us” or “our”) on July 21, 2020 (the “Prior 8-K”), we, indirectly through certain of our subsidiaries, own a minority ownership interest in Build-To-Core Industrial Partnership I LP (“BTC I”). Specifically, our subsidiaries, IPT BTC I GP LLC (the “BTC I GP”) and IPT BTC I LP LLC (the “BTC I LP”), own a general partner interest and a minority limited partner interest, respectively, in BTC I.

The Fourth Amended and Restated Agreement of Limited Partnership of BTC I, dated as of December 31, 2016, and amended as of July 15, 2020, by and among the BTC I GP, the BTC I LP, Industrial Property Advisors Sub I LLC (the “BTC I SLP”), an affiliate of our Advisor (defined below), and QR Master Holdings USA II LP (the “BTC I Partnership Agreement”), contains procedures for making distributions to the parties, including incentive distributions to the BTC I GP and the BTC I SLP, which are subject to the achievement of certain return thresholds. The BTC I GP and the BTC I SLP agreed to split such incentive distributions such that BTC I SLP will receive 60% of the incentive distributions attributable to interests in BTC I which are not owned by the BTC I GP or the BTC I LP. The incentive distributions became due and payable in the fourth quarter of 2020. Our subsidiary, the BTC I GP, elected to receive its share of the incentive distribution as an increase of our interest in BTC I in lieu of a cash payment. The new percentage ownership interest of the BTC I GP in BTC I is described below under “—Amendment to the BTC I Partnership Agreement”. The BTC I SLP requested that a portion of its incentive distribution be issued as an increase of its interest in BTC I in lieu of a full redemption of its interest and a cash payment, and the parties to the BTC I Partnership Agreement amended the BTC I Partnership Agreement to accommodate this request, as described below.

Amendment to BTC I Partnership Agreement

The parties to the BTC I Partnership Agreement entered into a second amendment to the agreement on January 12, 2021 (the “Amendment”). Pursuant to the Amendment, effective as of December 22, 2020 (the “Effective Date”), a portion of the BTC I SLP’s incentive distribution in the amount of $16 million was issued as an increase of the BTC I SLP’s interest in BTC I. As of the Effective Date, the BTC I GP owned an 8.9% interest, the BTC I LP owned a 17.9% interest, the BTC I SLP owned a 1.2% interest and the third party partner, QR Master Holdings USA II LP (the “QR Limited Partner”), owned a 72.0% interest in BTC I. The QR Limited Partner was previously assigned 100% of the interest held by the BCIMC Limited Partner, as defined in the Prior 8-K.

The Amendment also provides that the BTC I SLP will participate pro rata (based on its percentage interest) in any distributions of available cash and liquidating distributions. In addition, the BTC I SLP will be treated in the same manner as the BTC I LP for purposes of the rights of first offer, tag along rights, buy-sell and forced sale provisions of the BTC I Partnership Agreement, which were described in the Prior 8-K.

Pursuant to the Amendment, the QR Limited Partner and the BTC I SLP each have the right, on 15 days’ prior written notice, to cause BTC I to redeem the BTC I SLP’s interest. Until March 31, 2021, the redemption price will be $16 million. Thereafter, the redemption price will be the fair market value of the interest, determined based on the latest appraised value of BTC I’s assets plus any capital contributions funded with respect to such assets since the appraised value was finalized, in each case adjusted to reflect any applicable distributions in connection with any capital transactions.

As also disclosed in the Prior 8-K, we entered in to an agreement (the “BTC I Services Agreement”) between the BTC I GP, the BTC I SLP, and our advisor, BCI IV Advisors LLC (the “Advisor”), pursuant to which the BTC I GP appointed the BTC I SLP to provide acquisition and asset management services and, to the extent applicable, development management and development oversight services (the “BTC I Advisory Services”) and assigned to the BTC I SLP the fees payable pursuant to the BTC I Partnership Agreement for providing the BTC I Advisory Services. In connection with the transactions described above, the BTC I SLP assigned its interest in the BTC I Services Agreement to Industrial Property Advisors Sub II LLC (the “BTC I Service Provider”), including, without limitation, the BTC I SLP’s obligations to provide services and right to receive fees under the agreement, with such assignment effective as of the Effective Date. The BTC I Service Provider is owned by an affiliate of our Advisor.

Item 8.01    Other Events.

Most Recent Transaction Price and Net Asset Value Per Share

February 1, 2021 Transaction Price

The transaction price for each share class of our common stock for subscriptions to be accepted as of February 1, 2021 (and distribution reinvestment plan issuances following the close of business on January 29, 2021 and share redemptions as of January 31, 2021) is as follows:

Transaction Price
Share Class	(per share)
Class T	$10.1437
Class W	$10.1437
Class I	$10.1437

The transaction price for each of our share classes is equal to such class’s net asset value (“NAV”) per share as of December 31, 2020. A calculation of the NAV per share is set forth below. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.

December 31, 2020 NAV Per Share

Our board of directors, including a majority of our independent directors, has adopted valuation procedures, as amended from time to time, that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV. Our most recent NAV per share for each share class, which is updated as of the last calendar day of each month, is posted on our website at www.blackcreekindustrialiv.com and is also available on our toll-free, automated telephone line at (888) 310-9352. Please see our valuation procedures filed with our most recent Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission (the “SEC”) and is available on the SEC’s website at www.sec.gov, for a more detailed description of our valuation procedures, including important disclosure regarding real property valuations provided by Altus Group U.S. Inc. (the “Independent Valuation Advisor”). All parties engaged by us in the calculation of our NAV, including the Advisor, are subject to the oversight of our board of directors. Generally, all of our real properties are appraised each calendar month by the Independent Valuation Advisor, with such appraisals reviewed by our external advisor. Additionally, each real property is appraised by a third-party appraiser at least once per calendar year, as described in our valuation procedures. Unconsolidated real property assets held through joint ventures or partnerships are valued according to the valuation procedures set by such joint ventures or partnerships. At least once per calendar year, each unconsolidated real property asset will be appraised by a third-party appraiser. If the valuation procedures of the applicable joint ventures or partnerships do not accommodate a monthly determination of the fair value of real property assets, we will determine the estimated fair value of the unconsolidated real property assets for those interim periods.

As used below, “Fund Interests” means our outstanding shares of common stock, along with the partnership units in our operating partnership (“OP Units”), which may be held directly or indirectly by the Advisor, BCI IV Advisors Group LLC (the “Sponsor”) and third parties, and “Aggregate Fund NAV” means the NAV of all of the Fund Interests.

The following table sets forth the components of Aggregate Fund NAV as of December 31, 2020 and November 30, 2020:

	As of
(in thousands)	December 31, 2020	November 30, 2020
Investments in industrial properties	$1,453,200	$1,370,000
Investment in unconsolidated joint venture partnerships	375,488	330,718
Cash and cash equivalents	232,369	303,724
Other assets	12,606	3,094
Line of credit, term loan and mortgage notes	(582,750)	(582,750)
Other liabilities	(43,248)	(26,289)
Accrued performance component of advisory fee	(9,640)	(8,139)
Accrued fixed component of advisory fee	(1,345)	(938)
Aggregate Fund NAV	$1,436,680	$1,389,420
Total Fund Interests outstanding	141,632	137,493

The following table sets forth the NAV per Fund Interest as of December 31, 2020 and November 30, 2020:

		Class T	Class W	Class I
(in thousands, except per Fund Interest data)	Total	Shares	Shares	Shares	OP Units
As of December 31, 2020
Monthly NAV	$1,436,680	$1,324,422	$79,789	$28,808	$3,661
Fund Interests outstanding	141,632	130,565	7,866	2,840	361
NAV Per Fund Interest	$10.1437	$10.1437	$10.1437	$10.1437	$10.1437
As of November 30, 2020
Monthly NAV	$1,389,420	$1,284,506	$74,192	$27,075	$3,647
Fund Interests outstanding	137,493	127,111	7,342	2,679	361
NAV Per Fund Interest	$10.1054	$10.1054	$10.1054	$10.1054	$10.1054

Under GAAP, we record liabilities for ongoing distribution fees that (i) we currently owe Black Creek Capital Markets, LLC (the “Dealer Manager”) under the terms of the dealer manager agreement and (ii) we estimate we may pay to the Dealer Manager in future periods for shares of our common stock. As of December 31, 2020, we estimated approximately $46.1 million of ongoing distribution fees were potentially payable to the Dealer Manager. We do not deduct the liability for estimated future distribution fees in our calculation of NAV since we intend for our NAV to reflect our estimated value on the date that we determine our NAV. Accordingly, our estimated NAV at any given time does not include consideration of any estimated future distribution fees that may become payable after such date.

Other liabilities as of December 31, 2020 include a $17.1 million liability to reimburse the Advisor for outstanding organization and offering expenses that the Advisor paid on behalf of the Company prior to December 31, 2020. Our board of directors determined to accelerate this reimbursement in December 2020, and we have since repaid the entire outstanding balance. Accordingly, we recognized the entire outstanding liability and expense in December for purposes of determining our December NAV. We reimbursed the Advisor in full in January 2021.

Investment in unconsolidated joint venture partnerships as of December 31, 2020 includes a minority interest discount on the real property valuation component of the unconsolidated joint venture valuations to account for the restricted salability or transferability of those real properties given our minority ownership interests in BTC I and Build-To-Core Industrial Partnership II LP (“BTC II” and, together with BTC I, the “BTC Partnerships”). We estimate the fair value of our minority ownership interests in the BTC Partnerships as of December 31, 2020 would have been $48.3 million higher if a minority discount had not been applied, meaning that if we used the estimated fair value without the application of the minority discount, our NAV would have been higher by approximately $48.3 million, or $0.34 per share, not taking into account all of the other items that impact our monthly NAV, as of December 31, 2020.

The valuations of our real property as of December 31, 2020 were provided by the Independent Valuation Advisor in accordance with our valuation procedures. Certain key assumptions that were used by the Independent Valuation Advisor in the discounted cash flow analysis are set forth in the following table:

Weighted-
Average Basis
Exit capitalization rate	5.3%
Discount rate / internal rate of return	6.4%
Average holding period (years)	10.0

A change in the exit capitalization and discount rates used would impact the calculation of the value of our real properties. For example, assuming all other factors remain constant, the changes listed below would result in the following effects on the value of our real properties:

			Increase
			(Decrease) to
	Hypothetical		the NAV of Real
Input	Change		Properties
Exit capitalization rate (weighted-average)	0.25	% decrease	3.3%
	0.25	% increase	(3.0)%
Discount rate (weighted-average)	0.25	% decrease	2.0%
	0.25	% increase	(2.0)%

December 2020 Distributions

We have declared monthly distributions for each class of our common stock. To date, each class of our common stock has received the same gross distribution per share. Monthly gross distributions were $0.0454 per share for each share class for the month of December 2020 and were paid to all stockholders of record as of the close of business on December 31, 2020. The net distribution per share is calculated as the gross distribution per share less any distribution fees that are payable monthly with respect to Class T shares and Class W shares. Since distribution fees are not paid with respect to Class I shares, the net distributions payable with respect to Class I shares are equal to the gross distributions payable with respect to Class I shares. The table below details the net distributions for each class of our common stock for the period presented:

Net Distributions per Share
		Class T	Class W	Class I
Month	Pay Date	Share	Share	Share
December 2020	1/4/2021	$0.037	$0.041	$0.045

Update on Assets

As of December 31, 2020, we had $2.1 billion in assets under management (calculated as fair value of investment in industrial properties and fair value of investment in unconsolidated joint venture partnerships, plus cash and cash equivalents), and our leverage ratio was approximately 28.3% (calculated as our total borrowings outstanding divided by the fair value of our real property plus our net investment in unconsolidated joint venture partnerships plus cash and cash equivalents).

As of December 31, 2020, we owned and managed, either directly or through our minority ownership interests in our joint venture partnerships (which are presented as if we own a 100% interest), a total real estate portfolio that included 132 industrial buildings totaling approximately 30.3 million square feet located in 23 markets throughout the U.S., with 205 customers, and was 84.9% occupied (87.8% leased) with a weighted-average remaining lease term (based on square feet) of 4.7 years. The occupied rate reflects the square footage with a paying customer in place. The leased rate includes the occupied square footage and additional square footage with leases in place that have not yet commenced. As of December 31, 2020, our total real estate portfolio included:

●	121 industrial buildings totaling approximately 28.2 million square feet comprised our operating portfolio, which includes stabilized properties, and was 91.0% occupied (94.2% leased); and
●	11 industrial buildings totaling approximately 2.1 million square feet comprised our value-add portfolio, which includes buildings acquired with the intention to reposition or redevelop, or buildings recently completed which have not yet reached stabilization. We generally consider a building to be stabilized on the earlier to occur of the first anniversary of a building’s shell completion or a building achieving 90% occupancy.

Of our total portfolio, we owned and managed 67 buildings totaling approximately 17.5 million square feet through our minority ownership interests in our joint venture partnerships. In addition, as of December 31, 2020, through our minority joint venture partnerships, we owned and managed 16 buildings either under construction or in the pre-construction phase totaling approximately 5.1 million square feet.

During the month ended December 31, 2020, we directly acquired four buildings comprised of approximately 0.4 million square feet for an aggregate total purchase price of approximately $77.5 million. Additionally, during the month ended December 31, 2020, we leased approximately 0.9 million square feet, which included 0.6 million square feet of new and future leases and 0.3 million square feet of renewals.

The following table sets forth the top ten geographic allocations of our total real estate portfolio based on fair value as of December 31, 2020:

	Total (1)			Consolidated
($ and square feet in thousands)	Number of Buildings (2)	Fair Value of Real Property	% of Fair Value	Number of Buildings	Fair Value of Real Property	% of Fair Value
Southern California	20	$327,732	15.8%	9	$194,050	13.4%
New Jersey	19	265,587	12.8	7	152,350	10.5
Dallas	12	264,294	12.8	8	224,850	15.5
Pennsylvania	19	229,794	11.1	9	167,250	11.5
Las Vegas	7	152,250	7.4	7	152,250	10.5
Reno	6	137,100	6.6	6	137,100	9.4
Central Valley	4	72,639	3.5	1	50,350	3.5
D.C. / Baltimore	4	72,442	3.5	3	70,650	4.9
South Florida	7	70,447	3.4	2	42,250	2.9
Seattle	6	67,693	3.3	-	-	-
Other	44	410,149	19.8	13	262,100	17.9
Total Portfolio	148	$2,070,127	100.0%	65	$1,453,200	100.0%

(1)	Represents our total portfolio of owned and managed properties, including our consolidated and unconsolidated properties. Unconsolidated properties are those owned through our minority ownership interests in our joint venture partnerships. Unconsolidated properties are presented based on our effective ownership interests.
(2)	Includes 16 buildings that are either under construction or in the pre-construction phase that are owned through our minority ownership interests in our joint venture partnerships.

As of January 11, 2021, our total portfolio had collection rates averaging 99.0% for the month of December.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Consent of Altus Group U.S., Inc.

Forward-Looking Statements

This Current Report on Form 8-K includes certain statements that are intended to be deemed “forward-looking statements” within the meaning of, and to be covered by the safe harbor provisions contained in, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or other similar words or terms and include, without limitation, statements regarding the estimates and assumptions used in the calculation of our NAV per Fund Interest. These statements are based on certain assumptions and analyses made in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate. Such statements are subject to a number of assumptions, risks and uncertainties that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Among the factors that may cause results to vary are the negative impact of COVID-19 on our financial condition and results of operations being more significant than expected, the negative impact of COVID-19 on our customers being more significant than expected, the slower pace at which capital is expected to be raised compared to the pace of the first three months of 2020, general economic and business (particularly real estate and capital market) conditions being less favorable than expected, the business opportunities that may be presented to and pursued by us, changes in laws or regulations (including changes to laws governing the taxation of real estate investment trusts (“REITs”)), risk of acquisitions, availability and creditworthiness of prospective customers, availability of capital (debt and equity), interest rate fluctuations, competition, supply and demand for properties in current and any proposed market areas in which we invest, our customers’ ability and willingness to pay rent at current or increased levels, accounting principles, policies and guidelines applicable to REITs, environmental, regulatory and/or safety requirements, customer bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, many of which are beyond our control. For a further discussion of these factors and other risk factors that could lead to actual results materially different from those described in the forward-looking statements, see “Risk Factors” under Item 1A of Part 1 of our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent periodic and current reports filed with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BLACK CREEK INDUSTRIAL REIT IV INC.

January 15, 2021	By:	/s/ SCOTT A. SEAGER
Name: Scott A. Seager
Title: Senior Vice President, Chief Financial Officer and Treasurer